(logo)NAVY
      FEDERAL
      CREDIT UNION
          P.O.Box 3302                             In reply refer to account no.
          Merrifield, VA 22119-3302
                                          6 March 1997





Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562
Attention:Tracey Waldman

RE: Officer's Certificate

Dear Master Servicer:

The undersigned  Officer  certifies the following for the  1996 fiscal year:

(A) I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of these Officers' knowledge, the Servicer has fulfilled all of its duties,responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.;

(B) I have confirmed that the Servicer is currently an approved FNMA or FHLMC servicer in good standing;

(C) I have confirmed that the Fedelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect;

(D) All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(E) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the nonpayment has been reported to Norwest Bank Minnesota, N.A.;

(F) All Custodial   Accounts  have been reconciled and are  properly funded; and

(G) All annual  reports of  Foreclosure  and  Abandonment  of Mortgage  Property
    required   per  section  6050J   and  6050P  of  the  Internal Revenue Code,
    respectively, have been prepared and filed.

Certified By:
/s/LATISA M. HEAD                                      NAVY FEDERAL CREDIT UNION
Officer                                                CORPORATE
                                                       SEAL
Vice President, Mortgage Servicing                     CHARTER No.
Title                                                  5538
                                                       DISTRICT OF COLUMBIA
6 March 1997
Date


3200038A